                                                                    EXHIBIT 99.2

      FORWARD-LOOKING STATEMENTS

      PROPOSED MERGER WITH LIFEPOINT HOSPITALS, INC.

      Our disclosure and analysis in the following discussion contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Our proposed merger with LifePoint Hospitals, Inc., projected to close by April 15, 2005, will affect a number of the forward-looking statements made herein. Although we believe our management team and management of LifePoint Hospitals share many of the same goals and operating strategies, some of the forward-looking statements contained herein may become inapplicable once the operations of the two companies are combined upon completion of the merger. The following discussions apply only to Province Healthcare and do not give effect to the proposed merger, the operations of LifePoint, or the combined operations of our company and LifePoint following the merger.

      Any or all of our forward-looking statements contained herein may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this discussion will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to:

      -     the highly competitive nature of the healthcare business;

      - the efforts of insurers, healthcare providers and others to contain healthcare costs;

      - the financial condition of managed care organizations that pay us for healthcare services;

      - possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare and Medicaid or other third-party payors;

      - changes in or failure to comply with federal, state or local laws and regulations affecting the healthcare industry;

      -     the possible enactment of federal or state healthcare reform;

      -     the departure of key members of our management;

      -     claims and legal actions relating to professional liability;

      - our ability to implement successfully our acquisition and development strategy;

      - our ability to recruit and retain qualified personnel and physicians;

      -     potential federal or state investigations;

      -     fluctuations in the market value of our common stock or notes;

      - changes in accounting principles generally accepted in the United States or in our critical accounting policies;

      - changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate;

      - changes in the availability, cost and terms of insurance coverage for our hospitals and physicians who practice at our hospitals; and

      -     other risks described herein.

      Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission, as well as the discussion of risks and uncertainties to be described in our Annual Report on Form 10-K for the year ended December 31, 2004. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here also could affect us adversely. You are cautioned not to place undue reliance on such forward-looking statements when evaluating the information presented in this report. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

EXECUTIVE OVERVIEW

      We are a healthcare services company focused on acquiring and operating hospitals in attractive non-urban communities throughout the United States. As of December 31, 2004, we owned or leased 21 general acute care hospitals in 13 states with a total of 2,533 licensed beds.

      On April 30, 2004, we completed the sale of Glades General Hospital in Belle Glade, Florida to a wholly-owned subsidiary of the Health Care District of Palm Beach County. The District reacquired the operating assets of the hospital for a purchase price of approximately $1.5 million in cash at closing, net of assumed and contractual obligations. Under the purchase agreement, we retained the hospital's accounts receivable, income tax receivable and deferred income taxes. We also retained certain payroll-related liabilities and other accrued expenses. On June 30, 2004, we completed the sale of the stock of Brim Healthcare, Inc., our hospital management subsidiary, to Brim Holding Company, Inc., an independent investor-owned entity for approximately $13.2 million in cash. As required by Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, the operations and non-cash impairment of assets charge related to Glades General Hospital and Brim Healthcare, Inc. are reported as "discontinued operations" and the consolidated financial statements, statistics and all references to such information contained in this discussion have been adjusted to reflect this presentation for all periods. Our remaining 21 hospitals continue to be reported as "continuing operations."

      Effective June 1, 2004, we completed the acquisition, through a long-term lease, of the 286-bed Memorial Medical Center in Las Cruces, New Mexico ("Memorial Medical Center") for approximately $152.2 million, including direct and incremental costs of the acquisition.

      On August 16, 2004, our company and LifePoint Hospitals, Inc. ("LifePoint") announced that we had entered into a definitive merger agreement (the "Merger Agreement") pursuant to which LifePoint will acquire us. Pursuant to the terms of the Merger Agreement, our company and LifePoint will each become wholly-owned subsidiaries of a newly formed holding company that will be publicly traded. Each of our shareholders will receive a per share consideration comprised of $11.375 of cash and a number of shares of common stock of the new company equal to an exchange ratio of between 0.3447 and 0.2917, which shares will have a value of $11.375 to the extent that LifePoint's average share price is between $33.00 and $39.00. The exchange ratio will be 0.3447 if the volume weighted average daily share price of a share of LifePoint's common stock for the twenty consecutive trading day period ending at close of business on the third trading day prior to the closing (the "LifePoint average share price") is $33.00 or less, and 0.2917 if LifePoint's average share price is $39.00 or more. If LifePoint's average share price is between $33.00 and $39.00, then the exchange ratio will be equal to $11.375 divided by the LifePoint average share price.

      The proposed merger is subject to approval by the stockholders of our company and LifePoint. The proposed merger is projected to close by April 15, 2005, subject to the satisfaction of customary closing conditions.

      During the fourth quarter of 2004, we completed the construction of the 41-bed Coastal Carolina Medical Center in Hardeeville, South Carolina and opened the hospital on November 29, 2004.

      Revenues from continuing operations for the year ended December 31, 2004 increased 18.3% to $882.9 million, compared with $746.2 million for the year ended December 31, 2003, primarily as a result of the acquisition of Memorial Medical Center and increases in same-store net patient revenue per adjusted admission of 6.2% and outpatient revenue of 11.2%, as well as the recording of cost report settlements. For the year ended December 31, 2004, income from continuing operations was $50.1 million compared with $41.7 million for the year ended December 31, 2003. The increase in income from continuing operations was primarily due to the acquisition of Memorial Medical Center and improved operations at our same store hospitals. Cash flow from operations for the year ended December 31, 2004 increased 21.0% to $126.3 million, compared with $104.3 million for the year ended December 31, 2003. The increase was due primarily to an increase of $8.3 million in our income from continuing operations, a $9.3 million increase in depreciation and amortization expense (of which $5.0 million is attributable to the Memorial Medical Center acquisition), and an increase of $15.2 million in our deferred income tax provision resulting from the Memorial Medical Center acquisition and divestitures of Glades General Hospital and Brim Healthcare, Inc. The increase in cash flow from operations is partially offset by an increase in net accounts receivable of continuing operations of $12.6 million. The increase in net accounts receivable principally relates to a $6.2 million loan to a third party for the construction of a medical office building on one of our facility's campuses and approximately $5.9 million from the lessor of Memorial Medical Center for their obligations required under the facility lease agreement.

      For the year ended December 31, 2004, 19 of our 21 owned or leased hospitals are considered same-store hospitals. Memorial Medical Center and Coastal Carolina Medical Center are excluded from same-store results. On a same-store basis, net patient revenue for the year ended December 31, 2004 increased 5.9%, net patient revenue per adjusted admission increased 6.2% and surgeries increased 3.1% as compared to the year ended December 31, 2003. We continue to see the results of the successful recruitment of primary care physicians and specialists in 2003 and 2004, strong outpatient growth and an increase in acuity. Same-store outpatient revenue for the year ended December 31, 2004 increased 11.2% and same-store acuity increased 2.2%.

      In the fourth quarter of 2003, we announced plans to construct a new 60-bed acute care hospital in Ft. Mohave, Arizona, near our existing hospital in Needles, California. Construction of the Ft. Mohave facility is anticipated to be completed in the third quarter of 2005. In the first quarter of 2005, we announced plans to construct a 52-bed replacement facility for our existing 72-bed facility in Eunice, Louisiana. Construction of the Eunice replacement facility is anticipated to be completed in the second quarter of 2006.

REVENUES

      The table below reflects the approximate percentages of net patient revenue received from Medicare, Medicaid, managed care and other payors and self-pay for the periods presented:

                                YEAR ENDED DECEMBER 31,
                                -----------------------
                                 2004     2003     2002
                                ------   ------   ----
Medicare                         37.7%    38.5%    45.4%
Medicaid                         10.1     10.3     11.3
Managed care and other payors    41.2     44.2     38.2
Self-pay                         11.0      7.0      5.1
                                -----    -----    -----
   Total                        100.0%   100.0%   100.0%
                                =====    =====    =====

      Net patient revenue is reported net of contractual adjustments and policy discounts. Net patient revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive from treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net patient revenue. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We account for adjustments to previous reimbursement estimates as contractual adjustments and report them in the periods that such adjustments become known. Cost report settlements and the filing of cost reports increased net patient revenue by $9.9 million, of which $2.9 million related to facilities that had not previously qualified for disproportionate share payments in prior years, and $5.5 million for the years ended December 31, 2004 and 2003, respectively, and decreased net patient revenue by $0.9 million for the year ended December 31, 2002.

      The payment rates under the Medicare program for inpatients are based on a prospective payment system, depending upon the diagnosis of a patient's condition. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. Reductions in the rate of increase in Medicare reimbursement may have an adverse impact on our net patient revenue growth. Effective April 1, 2002, the Centers for Medicare and Medicaid Services implemented changes to the Medicare outpatient prospective system. Although these changes have resulted in reductions to Medicare outpatient payments, these reductions, as well as changes to the Medicare system caused by the Benefit Improvement and Protection Act of 2000, should not materially affect our net patient revenue growth. While the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("MMA") provides a broad range of provider payment benefits, federal government spending in excess of federal budgetary provisions contained in passage of MMA could result in future deficit spending for the Medicare system, which could cause future payments under the Medicare system to grow at a slower rate or decline.

      We continually monitor the cost/benefit relationship of services provided at our hospitals, and make decisions about adding new services or discontinuing existing services.

Revenue/Volume Trends

      The key metrics we use to internally evaluate our revenues are adjusted admissions, which we equate to volume, and revenues per adjusted admission, which we relate to pricing and acuity. We anticipate our patient volumes and related revenues will continue to be impacted by the following factors:

- Physician Recruitment and Retention. Recruiting and retaining both primary care physicians and specialists for our non-urban communities is a key to increasing revenues and patient volumes. Adding specialists and new services typically results in an increase in volumes at a hospital. We recruited 148 physicians during the year ended December 31, 2004, of which approximately two-thirds of these physicians are specialists.

- Medicare Rate Increases. MMA provides a prescription drug benefit for Medicare beneficiaries and also contains numerous provisions that provide incremental funding to hospitals. Hospitals qualify for Medicare disproportionate share hospital ("DSH") payments when their percentage of low-income patients exceeds 15%. A majority of our hospitals qualify to receive DSH payments. Effective April 1, 2004, MMA raised the cap on the DSH payment adjustment percentage from 5.25% to 12.0% for rural and small urban hospitals and specified that payments to all hospitals are based on the same conversion factor, regardless of geographic location. A majority of our hospitals are benefiting from these provisions.

- Growth in Outpatient Services. Many procedures once performed only on an inpatient basis are now performed as outpatient procedures. This shift is the result of continuing advances in medical and pharmaceutical technologies, and of efforts by payors to control costs. Reimbursement for inpatient services is typically higher than that for the same procedures performed on an outpatient basis. We anticipate that the long-term growth trend toward outpatient services will continue. The following table reflects gross outpatient, inpatient and other revenues as a percentage of our total gross revenues:

               YEAR ENDED DECEMBER 31,
               -----------------------
                2004     2003     2002
               ------   ------   -----
Outpatient      46.0%    44.5%    42.6%
Inpatient       53.4     54.9     56.8
Other            0.6      0.6      0.6
               -----    -----    -----
   Total       100.0%   100.0%   100.0%
               =====    =====    =====

Other Trends

Increase in Provision for Doubtful Accounts. Like many of the other companies in our industry, we are experiencing an increase in our provision for doubtful accounts relating to "self-pay" accounts receivable. "Self-pay" revenue refers to payment for healthcare services received directly from individual patients, either in the form of a deductible or co-payment under a health insurance plan or as full or partial payment of the amount charged by the provider or not covered by insurance. The current soft economic environment, higher unemployment rates and increasing numbers of uninsured patients, combined with higher co-payments and deductibles, are placing a greater portion of the financial responsibility for healthcare services on the patient rather than insurers. Additionally, many of these patients are being admitted through the emergency room department and often require more costly care, resulting in higher billings. Many of these accounts remain uncollected for extended periods of time, requiring providers to increase the amounts reserved as "doubtful accounts" and ultimately written off as uncollectible.

      We experienced an increase in our provision for doubtful accounts during each of the years in the three-year period ending December 31, 2004. Although the economies of a majority of the communities in which we operate hospitals have stabilized, some of our hospitals are experiencing a reduction in state Medicaid coverage, primarily in Texas. In addition, we realized an increase in our provision for doubtful accounts during the year ended December 31, 2004 as a result of our acquisition of Memorial Medical Center. Our provision for doubtful accounts relates primarily to self-pay revenues. Self-pay revenues as a percentage of total net patient revenue were 11.0%, 7.0% and 5.1% for the years ended December 31, 2004, 2003 and 2002, respectively.

      Our gross revenues are reduced for patient accounts identified as charity and indigent care. Our hospitals write-off a patient's account upon the determination that the patient qualifies, or when it is not paid and deemed uncollectible, under a hospital's charity and indigent care policy. Charity care (based on gross charges) was approximately $17.5 million, $23.5 million and $19.3 million for the years ended December 31, 2004, 2003 and 2002, respectively. Charity care and provision for doubtful accounts was approximately $112.5 million, $96.1 million and $72.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

RESULTS OF OPERATIONS

      The following tables present, for the periods indicated, the results of operations of our company and its subsidiaries. Such information has been derived from our unaudited consolidated statements of income for the year ended December 31, 2004 and our audited consolidated statements of income for the years ended December 31, 2003 and 2002. The results of operations for the periods presented include hospitals from their respective dates of acquisition.

                                                                     YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------
                                                                  2004                    2003
                                                          ---------------------  ---------------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                          --------------------------------------------
                                                                         % OF                  % OF         % CHANGE
                                                           AMOUNT      REVENUES    AMOUNT     REVENUES   FROM PRIOR YEAR
                                                          --------     --------   --------    --------   ---------------
Revenues:
   Net patient revenue                                    $872,275                $735,841
   Other                                                    10,631                  10,367
                                                          --------                --------
                                                           882,906      100.0%     746,208     100.0%          18.3%
Expenses:
   Salaries, wages and benefits                            323,565       36.6      282,794      37.9
   Purchased services                                       85,698        9.7       68,872       9.2
   Supplies                                                114,186       12.9       95,579      12.8
   Provision for doubtful accounts                          95,015       10.8       72,583       9.7
   Other operating expenses                                 96,934       11.0       88,137      11.8
   Rentals and leases                                       11,250        1.3        9,007       1.2
   Transaction costs                                           851        0.1           --        --
   Depreciation and amortization                            46,881        5.3       37,617       5.1
   Interest expense                                         29,652        3.3       26,262       3.5
   Minority interests                                          687        0.1          260        --
   Loss on sale of assets                                       30         --           75        --
   Loss on early extinguishment of debt                         --         --          486       0.1
                                                          --------      -----     --------     -----
   Total expenses                                          804,749       91.1      681,672      91.3           18.1%
Income from continuing operations before provision for
  income taxes                                              78,157        8.9       64,536       8.7           21.1%
Income taxes                                                28,101        3.2       22,816       3.1
                                                          --------      -----     --------     -----
Income from continuing operations                           50,056        5.7       41,720       5.6           20.0%

                                                              YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                                         2004                         2003
                                              -------------------------    ------------------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               % OF                          % OF         % CHANGE
                                                AMOUNT        REVENUES       AMOUNT        REVENUES    FROM PRIOR YEAR
                                              -----------     --------     -----------     --------    ---------------
Discontinued operations, net of tax:
   Loss from operations                            (2,220)                      (1,149)
   Net gain (loss) on divestitures                  6,663                       (8,952)
                                              -----------                  -----------
Net income                                    $    54,499                  $    31,619                      72.4%
                                              ===========                  ===========
Diluted earnings per common share:
   Continuing operations                      $      0.96                  $      0.84
   Discontinued operations, net of tax:
     Loss from operations                           (0.03)                       (0.02)
     Net gain (loss) on divestitures                 0.11                        (0.15)
                                              -----------                  -----------
Net income                                    $      1.04                  $      0.67
                                              ===========                  ===========

                                                            YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------
                                                          2003                        2002
                                              -------------------------  ------------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                 % OF                      % OF         % CHANGE
                                                 AMOUNT        REVENUES      AMOUNT      REVENUES    FROM PRIOR YEAR
                                              ------------    ---------   ------------   --------    ---------------
Revenues:
   Net patient revenue                        $    735,841                $    649,954
   Other                                            10,367                       8,308
                                              ------------                ------------
                                                   746,208      100.0%         658,262     100.0%         13.4%
Expenses:
   Salaries, wages and benefits                    282,794       37.9          261,499      39.7
   Purchased services                               68,872        9.2           69,934      10.6
   Supplies                                         95,579       12.8           84,408      12.8
   Provision for doubtful accounts                  72,583        9.7           53,201       8.1
   Other operating expenses                         88,137       11.8           69,447      10.6
   Rentals and leases                                9,007        1.2            8,284       1.3
   Depreciation and amortization                    37,617        5.1           32,169       4.9
   Interest expense                                 26,262        3.5           21,285       3.2
   Minority interests                                  260         --               34        --
   Loss (gain) on sale of assets                        75         --              (77)       --
   Loss on early extinguishment of debt                486        0.1               --        --
                                              ------------     ------     ------------    ------
   Total expenses                                  681,672       91.3          600,184      91.2          13.6%
Income from continuing operations before
  provision for income taxes                        64,536        8.7           58,078       8.8          11.1%
Income taxes                                        22,816        3.1           23,240       3.5
                                              ------------     ------     ------------    ------
Income from continuing operations                   41,720        5.6           34,838       5.3          19.8%
Discontinued operations, net of tax:
   (Loss) earnings from operations                  (1,149)                      1,274

   Net loss on divestitures                         (8,952)                         --
                                              ------------                ------------
Net income                                    $     31,619                $     36,112                   (12.4)%
                                              ============                ============
   Diluted earnings (loss) per common share:
      Continuing operations                   $       0.84                $       0.70
      Discontinued operations, net of tax:
          (Loss) earnings from operations            (0.02)                       0.03
          Net loss on divestitures                   (0.15)                         --
                                              ------------                ------------
      Net income                              $       0.67                $       0.73
                                              ============                ============

      The following tables present key operating statistics for our owned and leased hospitals (excluding discontinued operations) for the periods presented.
(1)

                                                                          YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------
                                                                2004                 2003             % CHANGE
                                                           ---------------     ---------------        --------
CONSOLIDATED HOSPITALS (CONTINUING OPERATIONS):
   Number of hospitals at end of period                                 21                  19          10.5%
   Licensed beds at end of period (2)                                2,533               2,189          15.7
   Beds in service at end of period                                  2,157               1,933          11.6
   Inpatient admissions (3)                                         76,107              72,630           4.8
   Adjusted admissions (4)                                         141,671             131,557           7.7
   Net patient revenue per adjusted admission              $         6,157     $         5,593          10.1
   Patient days (5)                                                323,949             307,195           5.5
   Adjusted patient days (6)                                       602,962             556,331           8.4
   Average length of stay (days) (7)                                   4.3                 4.2           2.4
   Net patient revenue (in thousands)                      $       872,275     $       735,841          18.5
   Gross patient revenue (in thousands) (8):
      Inpatient                                            $     1,033,038     $       903,740          14.3%
      Outpatient                                                   889,903             732,844          21.4
                                                           ---------------     ---------------          ----
         Total gross patient revenue                       $     1,922,941     $     1,636,584          17.5%
                                                           ===============     ===============          ====

SAME HOSPITALS (CONTINUING OPERATIONS)(9):
   Number of hospitals at end of period                                 19                  19            -- %
   Licensed beds at end of period (2)                                2,206               2,189           0.8
   Beds in service at end of period                                  1,920               1,933          (0.7)
   Inpatient admissions (3)                                         70,071              72,630          (3.5)
   Adjusted admissions (4)                                         131,277             131,557          (0.2)
   Net patient revenue per adjusted admission              $         5,937     $         5,592           6.2
   Patient days (5)                                                297,083             307,195          (3.3)
   Adjusted patient days (6)                                       556,459             556,331            --
   Average length of stay (days) (7)                                   4.2                 4.2            --
   Net patient revenue (in thousands)                      $       779,419     $       735,727           5.9
   Gross patient revenue (in thousands) (8):
      Inpatient                                            $       933,552     $       903,740           3.3%
      Outpatient                                                   814,808             732,844          11.2
                                                           ---------------     ---------------          ----
         Total gross patient revenue                       $     1,748,360     $     1,636,584           6.8%
                                                           ===============     ===============          ====

------------

(1) All statistics have been restated to exclude the ownership and operations of Glades General Hospital, which was sold on April 30, 2004. The statistics above have not been impacted by the disposal of Brim Healthcare, Inc. on June 30, 2004.

(2) Beds for which a hospital has been granted approval to operate from the applicable state licensing agency.

(3) Represents the total number of patients admitted (in a facility for a period in excess of 23 hours) and used by management and investors as a general measure of inpatient volume.

(4) Used by management and investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted admissions computation equates outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(5) Represents the total number of days the patients who are admitted stay in our hospitals.

(6) Adjusted patient days are computed by multiplying patient days (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted patient days computation equates outpatient revenue to the volume measure (patient days) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(7)   The average number of days admitted patients stay in our hospitals.

(8) Represents revenues prior to reductions for discounts and contractual allowances.

(9) Same hospital information includes the operations of only those hospitals which were owned or leased during both entire periods presented and excludes the ownership and operations of Glades General Hospital, which was sold on April 30, 2004.

                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                           2003               2002          % CHANGE
                                                     -----------------  -----------------   --------
CONSOLIDATED HOSPITALS (CONTINUING OPERATIONS):
   Number of hospitals at end of period                             19                 19       --%
   Licensed beds at end of period (2)                            2,189              2,207     (0.8)
   Beds in service at end of period                              1,933              1,933       --
   Inpatient admissions (3)                                     72,630             69,107      5.1
   Adjusted admissions (4)                                     131,557            120,990      8.7
   Net patient revenue per adjusted admission        $           5,593  $           5,372      4.1
   Patient days (5)                                            307,195            299,138      2.7
   Adjusted patient days (6)                                   556,331            523,307      6.3
   Average length of stay (days) (7)                               4.2                4.3     (2.3)
   Net patient revenue (in thousands)                $         735,841  $         649,954     13.2
   Gross patient revenue (in thousands) (8):
      Inpatient                                      $         903,740  $         799,358     13.1%
      Outpatient                                               732,844            599,333     22.3
                                                     -----------------  -----------------    -----
         Total gross patient revenue                 $       1,636,584  $       1,398,691     17.0%
                                                     =================  =================    =====

SAME HOSPITALS (CONTINUING OPERATIONS)(9):
   Number of hospitals at end of period                             19                 19       --%
   Licensed beds at end of period (2)                            2,189              2,207     (0.8)
   Beds in service at end of period                              1,933              1,933       --
   Inpatient admissions (3)                                     68,205             67,694      0.8
   Adjusted admissions (4)                                     121,707            118,035      3.1
   Net patient revenue per adjusted admission        $           5,521  $           5,363      2.9
   Patient days (5)                                            287,880            293,248     (1.8)
   Adjusted patient days (6)                                   513,539            510,906      0.5
   Average length of stay (days) (7)                               4.2                4.3     (2.3)
   Net patient revenue (in thousands)                $         671,910  $         633,005      6.1
   Gross patient revenue (in thousands) (8):
      Inpatient                                      $         857,340  $         787,050      8.9%
      Outpatient                                               672,018            584,687     14.9
                                                     -----------------  -----------------    -----
         Total gross patient revenue                 $       1,529,358  $       1,371,737     11.5%
                                                     =================  =================    =====

                      See notes following preceding table.

      Hospital revenues are received primarily from Medicare, Medicaid and commercial insurance. The revenues received from the Medicare program are expected to increase with the general aging of the population. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases historically have been less than actual inflation. In addition, states, insurance companies and employers are actively negotiating the amounts paid to hospitals as opposed to paying standard hospital rates. The trend toward managed care, including health maintenance organizations, preferred provider organizations and various other forms of managed care, may affect our hospitals' ability to maintain their current rate of net operating revenue growth.

      We continually monitor the cost/benefit relationship of services provided at our hospitals, and make decisions related to adding new services or discontinuing existing services.

      Net patient revenue is reported net of contractual adjustments and policy discounts. The adjustments principally result from differences between our hospitals' customary charges and payment rates under the Medicare, Medicaid and other third-party payor programs. Customary charges generally have increased at a faster rate than the rate of increase for Medicare and Medicaid payments. We provide care without charge to patients who are financially unable to pay for the healthcare services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient revenue. Operating expenses of our hospitals primarily consist of salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases, and other operating expenses, principally consisting of utilities, insurance, property taxes, travel, physician recruiting, telephone, advertising, repairs and maintenance.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

      Revenues increased 18.3% to $882.9 million in 2004 compared to $746.2 million in 2003. This increase was primarily attributable to the acquisition of Memorial Medical Center in Las Cruces, New Mexico ("Memorial Medical Center") effective June 1, 2004 and an increase in same hospital revenues. Same hospital net patient revenues increased 5.9% in 2004 from 2003 primarily due to increases in net patient revenue per adjusted admission of 6.2% and outpatient revenue of 11.2%. The increase in same-store net patient revenue per adjusted admission was due, in part, by acuity as our same-store Medicare case mix index increased approximately 2.2% to 1.23 for the year ended December 31, 2004 from 1.20 for the year ended December 31, 2003. Cost report settlements and the filing of cost reports also increased revenues in 2004 by $9.9 million, of which $2.9 million related to facilities that had not previously qualified for disproportionate share payments in prior years, and $5.5 million in 2003, respectively. Under our agreement with the seller of Memorial Medical Center, we are to receive payments from the seller through June 1, 2007 as reimbursement for providing certain levels of charity services. For the period from June 1, 2004 through the end of 2004, we recorded $4.2 million in reimbursement for these services provided.

      The table below reflects the sources of our net patient revenue for the years ended December 31, 2004 and 2003, expressed as a percentage of total net patient revenue:

                             YEAR ENDED DECEMBER 31,
                             -----------------------
                              2004              2003
                             -----             -----
Medicare                      37.7%             38.5%
Medicaid                      10.1              10.3
Other (including self-pay)    52.2              51.2
                             -----             -----
                             100.0%            100.0%
                             =====             =====

      Salaries, wages and benefits as a percentage of revenues, decreased to 36.6% from 37.9% in 2003. The decrease is primarily due to improvements resulting from continued implementation of our flexible staffing standards throughout our hospitals, which effectively matches labor with hospital volume trends and continued cost containment of employee benefit expenses.

      Purchased services, as a percentage of revenues, increased to 9.7% in 2004 from 9.2% in 2003. The increase is primarily due to an increase in legal fees of $1.6 million and a $4.0 million increase in contract labor (primarily contract services for nursing, emergency room and physical therapy at Memorial Medical Center and four of our same-store hospitals) for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase in legal fees is related to medical staff bylaws and physician contract matters.

      The provision for doubtful accounts, as a percentage of revenues, increased to 10.8% in 2004 from 9.7% in 2003 due primarily to the increase in bad debts resulting from the increase in self-pay revenue and due to the purchase of Memorial Medical Center. During the year ended December 31, 2004, self-pay revenue as a percentage of gross revenues increased to 5.9% from 4.6% for 2003. The increase in self-pay revenue is due to the current economic environment and slow employment recovery, coupled with changes in benefit plan design toward increased co-pays and deductibles as employers pass a greater percentage of healthcare costs to individual employees. Although the economies of a majority of the communities in which we operate hospitals have stabilized, some of our hospitals are experiencing a reduction in state Medicaid coverage, particularly in Texas. Net patient revenue associated with self-pay patients are generally recorded at gross charges, which are higher than what government programs and managed care plans pay. As a result, failure to receive payment from self-pay and uninsured patients results in a higher provision for doubtful accounts as a percentage of total net patient revenue.

      Other operating expenses decreased as a percentage of revenues to 11.0% in 2004 from 11.8% in 2003 primarily due to a reduction of $1.2 million in insurance cost as we continued to realize favorable experience in both professional and general liability and workers' compensation insurance, as determined by our independent third party actuary.

      Depreciation and amortization expense increased $9.3 million to $46.9 million in 2004 from $37.6 million in 2003. Approximately $5.0 million of this increase is the result of the additional expense associated with the acquisition of Memorial Medical Center, with the remainder of the increase resulting from our capital expenditure program focusing on revenue generating projects.

      Interest expense increased to $29.7 million in 2004 from $26.3 million in 2003. The increase is primarily driven by the additional debt associated with the acquisition of Memorial Medical Center and the issuance in May 2003 of $200.0 million aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2013, offset by repayments of outstanding borrowings on our senior bank credit facility and repurchases of a portion of our 4 1/2% Convertible Subordinated Notes due 2005. The interest related to the $200.0 million 7 1/2% Senior Subordinated Notes due 2013 was reduced by a $100.0 million fixed to floating interest rate swap agreement entered into in the third quarter of 2003, which has rates currently lower than the underlying debt.

      The provision for income taxes totaled $28.1 million, or a 36.0% effective tax rate, in 2004 compared to $22.8 million, or a 35.4% effective tax rate, in 2003. The reduction in the effective tax rate for both 2004 and 2003 from the statutory rate was primarily attributable to a reduction in our tax liabilities due to the final and favorable resolution of examinations by taxing authorities in 2004. In addition, the reduction in the federal tax rate for 2004 was attributable to the realization of Empowerment Zone and Renewal Community Tax credits related to two of our facilities and the impact of the disposition of Glades General Hospital and Brim Healthcare, Inc.

      In 2004, the Company's discontinued operations incurred an after-tax gain on divestitures of $6.7 million and a loss from operations totaling $2.2 million. In 2003, the Company's discontinued operations incurred an after-tax impairment of assets charge of $9.0 million and a loss from discontinued operations totaling $1.1 million. The gain on divestitures recorded in 2004 was principally due to the gain on sale of Brim Healthcare, Inc., which resulted in an after-tax gain of $7.0 million. The impairment of assets charge in 2003 was related to the write-off of goodwill and physician recruiting costs and the write down of other assets of Glades General Hospital to their net realizable value, less cost to sell. The decline in loss from operations resulted primarily from the recording of an additional provision for doubtful accounts for Glades General Hospital patient accounts receivable that we retained in the sale of that entity.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenues increased 13.4% to $746.2 million in 2003 compared to $658.3 million in 2002. This increase was primarily attributable to the hospitals acquired in 2002 and an increase in same hospital revenues. During the second quarter of 2002, the Company acquired Los Alamos Medical Center in New Mexico and Memorial Hospital of Martinsville and Henry County in Virginia. Same hospital net patient revenue increased 6.1% in 2003 from 2002 primarily due to increases in adjusted admissions of 3.1% and net patient revenue per adjusted admission of 2.9%. The increase in adjusted admissions was attributable, in part, to the addition of 106 new doctors, of which 17 were hospital-based, in our communities in 2003. Cost report settlements and the filing of cost reports also increased revenue in 2003 by $5.5 million compared to a reduction in revenue in 2002 of $0.9 million.

      The table below reflects the sources of our net patient revenue for the years ended December 31, 2003 and 2002, expressed as a percentage of total net patient revenue:

                             YEAR ENDED DECEMBER 31,
                             -----------------------
                              2003              2002
                             -----             -----
Medicare                      38.5%             45.4%
Medicaid                      10.3              11.3
Other (including self-pay)    51.2              43.3
                             -----             -----
                             100.0%            100.0%
                             =====             =====

      Salaries, wages and benefits as a percentage of revenues, decreased to 37.9% from 39.7% in 2002. The decrease is primarily due to improvements resulting from continued implementation of our flexible staffing standards throughout our hospitals, which effectively matches labor with hospital volume trends and continued cost containment of employee benefit expenses.

      Purchased services, as a percentage of revenues, decreased to 9.2% in 2003 from 10.6% in 2002. The decrease is primarily attributable to an 18.5% reduction in contract labor and reductions in collection agency fees as we were less reliant on outside collection consultants and staffing.

      Provision for doubtful accounts, as a percentage of revenues, increased to 9.7% in 2003 from 8.1% in 2002 due primarily to the increase in bad debts resulting from increases in self-pay revenue. During 2003, self-pay revenue as a percentage of total gross revenues increased to 4.6% from 3.8% in 2002. The most significant increase occurred in the second quarter of 2003 when self-pay revenue as a percentage of gross revenues increased to 5.1% but then declined slightly in the third quarter to 4.8% and continued to decline in the fourth quarter to 4.5%. The increase in self-pay revenue is due to the current economic environment and slow employment recovery, coupled with changes in benefit plan design toward increased co-pays and deductibles as employers pass a greater percentage of healthcare costs to individual employees. Net patient revenue associated with self-pay patients are generally recorded at gross charges, which are higher than what government programs and managed care plans pay. As a result, failure to receive payment from self-pay and uninsured patients results in a higher provision for doubtful accounts as a percentage of total net patient revenue.

      Other operating expenses increased as a percentage of revenues to 11.8% in 2003 from 10.6% in 2002 primarily due to increased medical malpractice, workers' compensation and directors and officers insurance cost of $7.2 million and increased physician recruitment expense of $3.1 million based upon the significant number of physicians we recruited to our communities in 2003.

      Depreciation and amortization expense increased $5.4 million to $37.6 million in 2003 from $32.2 million in 2002 primarily due to depreciation at the two hospitals acquired in 2002 and capital expenditures.

      Interest expense increased to $26.3 million in 2003 from $21.3 million in 2002 primarily due to the issuance in May 2003 of $200.0 million aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2013, offset by repayments of outstanding borrowings on our senior bank credit facility, repurchases of a portion of our 4 1/2% Convertible Subordinated Notes due 2005 and entering into a $100.0 million fixed to floating interest rate swap agreement during the third quarter of 2003.

      The write-off of deferred loan costs and the gain resulting from repurchasing a portion of our 4 1/2% Convertible Subordinated Notes at a discount resulted in a net pre-tax loss on extinguishment of debt of $0.5 million during 2003.

      The provision for income taxes totaled $22.8 million, or a 35.4% effective tax rate, in 2003 compared to $23.2 million, or a 40.0% effective tax rate, in 2002. The reduction in the effective tax rate during 2003 was primarily attributable to a $2.3 million reduction in our tax liabilities due to the final and favorable resolution of examinations by taxing authorities as we recently concluded audits that have been ongoing for over one year.

      In 2003, the Company's discontinued operations incurred an after-tax impairment of assets charge of $9.0 million and a loss from operations totaling $1.1 million. In 2002, the discontinued operations achieved earnings from operations of $1.3 million. The decline in operations resulted primarily from a shift in the demographic make-up of the service area surrounding Glades General Hospital and a significant increase in the proportion of indigent care provided by that facility.

LIQUIDITY AND CAPITAL RESOURCES

      At December 31, 2004, we had working capital from continuing operations of $15.7 million, including cash and cash equivalents of $9.8 million, compared to working capital from continuing operations of $130.6 million, including $46.1 million in cash and cash equivalents at December 31, 2003.

      Net cash provided by operating activities was $126.3 million for the year ended December 31, 2004, compared to $104.3 million for the year ended December 31, 2003. The $22.0 million increase in cash provided by operating activities is primarily due to an increase of $8.3 million in our income from continuing operations, a $9.3 million increase in depreciation and amortization expense (of which $5.0 million is attributable to the Memorial Medical Center acquisition), and an increase of $15.2 million in our deferred income tax provision resulting from the Memorial Medical Center acquisition and divestitures of Glades General Hospital and Brim Healthcare, Inc. The increase in cash flow from operations is partially offset by an increase in net accounts receivable of continuing operations of $12.6 million. The increase in net accounts receivable principally relates to a $6.2 million loan to a third party for the construction of a medical office building on one of our facility's campuses and approximately $5.9 million from the lessor of Memorial Medical Center for their obligations required under the facility lease agreement.

      Net cash used in investing activities increased to $228.1 million in 2004 from $56.9 million in 2003. The $171.2 million increase is primarily due to the $152.2 million acquisition of Memorial Medical Center, and as a result of our capital expenditure program focusing on revenue generating projects. Significant capital expenditures for the year ended December 31, 2004 included $6.3 million for the purchase of land and building at Havasu Regional Medical Center, $25.4 million in construction costs and equipment purchases for the new hospital in Hardeeville, South Carolina, $3.9 million for our MRI project at Los Alamos Medical Center, $3.8 million for women's services at Teche Regional Medical Center, $6.6 million in construction costs for the new hospital in Ft. Mohave, Arizona and $9.3 million for a company-wide information system upgrade. Net cash used in investing activities was partially offset by approximately $14.7 million in cash proceeds from the sale of Glades General Hospital and Brim Healthcare, Inc. in the second quarter of 2004.

      Net cash provided by financing activities totaled $66.4 million for 2004 primarily due to borrowings of $110.4 million under our senior bank credit facility for the acquisition of Memorial Medical Center, as primarily offset by $55.4 million in repayments of borrowings under our senior bank credit facility and $0.8 million in payments under capital lease obligations. Net cash used in financing activities of $16.3 million in 2003 resulted from $194.2 million in net proceeds from the issuance of our 7 1/2% Senior Subordinated Notes due 2013, which were used to more than offset the cash used to repay $114.3 million outstanding on the senior bank credit facility and to repurchase $74.0 million principal amount of our 4 1/2% Convertible Subordinated Notes due 2005.

      We maintain a senior bank credit facility with Wachovia Bank, National Association, as agent and issuing bank for a syndicate of lenders with aggregate commitments up to $250.0 million. At December 31, 2004, we had $186.7 million, net of outstanding revolver borrowings of $55.0 million and letters of credit of $8.3 million, available for borrowing under the senior bank credit facility. Loans under the senior bank credit facility bear interest, at our option, at the adjusted base rate or at the adjusted LIBOR rate. We pay a commitment fee, which varies from three-eighths to one-half of one percent of the unused portion, depending on our compliance with certain financial ratios. We may prepay any principal amount outstanding under the senior bank credit facility at any time before the maturity date of November 13, 2006.

      In May 2003, we completed a public offering of $200.0 million aggregate principal amount of 7 1/2% Senior Subordinated Notes due June 1, 2013. Net proceeds of the offering totaling $194.2 million were used to repay

$114.3 million in existing borrowings under the senior bank credit facility and to repurchase $74.0 million of our 4 1/2% Convertible Subordinated Notes due 2005. The 7 1/2% Notes bear interest from May 27, 2003 at the rate of 7 1/2% per year, payable semi-annually on June 1 and December 1, beginning on December 1, 2003. We may redeem all or a portion of the 7 1/2% Notes on or after June 1, 2008, at the then current redemption prices, plus accrued and unpaid interest. In addition, at any time prior to June 1, 2006, we may redeem up to 35% of the aggregate principal amount of the 7 1/2% Notes within 60 days of one or more common stock offerings with the net proceeds of such offerings at a redemption price of 107.5% of the principal amount, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 101% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 7 1/2% Notes are unsecured and subordinated to our existing and future senior indebtedness. The 7 1/2% Notes rank equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005 and our 4 1/4% Convertible Subordinated Notes due 2008. The 7 1/2% Notes effectively rank junior to our subsidiary liabilities. The indenture contains limitations on our ability to incur additional indebtedness, sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends.

      In October 2001, we sold $172.5 million of 4 1/4% Convertible Subordinated Notes due October 10, 2008. Net proceeds of approximately $166.4 million were used to reduce the outstanding balance on our senior bank credit facility and for acquisitions. The 4 1/4% Notes bear interest at the rate of 4 1/4% per year, payable semi-annually on each April 10 and October 10. The 4 1/4% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. We may redeem all or a portion of the 4 1/4% Notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/4% Notes are unsecured and subordinated to our existing and future senior indebtedness. The 4 1/4% Notes rank equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005 and our 7 1/2% Senior Subordinated Notes due 2013. The 4 1/4% Notes effectively rank junior to our subsidiary liabilities. The indenture does not contain any financial covenants. A total of 6,226,767 shares of our common stock have been reserved for issuance upon conversion of the 4 1/4% Notes.

      In November and December 2000, we sold $150.0 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes due November 20, 2005. The 4 1/2% Notes bear interest at the rate of 4 1/2% per year, payable semi-annually on each May 20 and November 20. The 4 1/2% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. We may redeem all or a portion of the 4 1/2% Notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/2% Notes are unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness. The 4 1/2% Notes rank equal in right of payment to our 4 1/4% Convertible Subordinated Notes due 2008 and our 7 1/2% Senior Subordinated Notes due 2013. The 4 1/2% Notes effectively rank junior to our subsidiary liabilities. The indenture does not contain any financial covenants. At December 31, 2004, approximately $76.0 million principal amount of the 4 1/2% Notes remained outstanding, and a total of 2,872,760 shares of common stock have been reserved for issuance upon conversion of the remaining 4 1/2% Notes.

      Our Board of Directors has authorized the repurchase from time to time and subject to market conditions of our outstanding 4 1/2% Notes and 4 1/4% Notes in the open market or in privately negotiated transactions. During 2003, we repurchased $74.0 million principal amount of the 4 1/2% Notes. We recorded a $0.5 million pretax loss associated with the early extinguishment of debt related to the repurchase of the 4 1/2% Notes. We did not repurchase any of the 4 1/2% Notes during 2004 and have not repurchased any of the 4 1/4% Notes.

      On March 18, 2005, in connection with the pending acquisition by LifePoint, the Company commenced a cash tender offer and consent solicitation for any and all of its 7 1/2% Senior Subordinated Notes. The tender offer consideration for each $1,000 principal amount of 7 1/2% Senior Subordinated Notes validly tendered and accepted for purchase will be based on a fixed spread of 50 basis points over the yield on the price, as of April 12, 2005, of the 2.625% U.S. Treasury Note due May 15, 2008, plus accrued interest minus a consent payment equal to $20 per $1,000 principal amount tendered and accepted for purchase. The tender offer is scheduled to expire on April 15, 2005, unless extended or terminated earlier.

      Our shelf registration statement, providing for the offer, from time to time, of common stock and/or debt securities up to an aggregate of $300.0 million remains effective with the Securities and Exchange Commission. Following the issuance of $200.0 million aggregate principal amount of our 7 1/2% Senior Subordinated Notes due

2013, the shelf registration statement remains available for the issuance of up to $100.0 million of additional securities, subject to market conditions and our capital needs.

      Capital expenditures for our owned and leased hospitals may vary from year to year depending on facility improvements and service enhancements undertaken by the hospitals. We expect to make total capital expenditures in 2005 of approximately $51.0 million, exclusive of new hospital construction projects. Planned capital expenditures for 2005 consist principally of capital improvements to owned and leased hospitals. In addition, we expect our new hospital construction projects in Ft. Mohave, Arizona and Eunice, Louisiana will total $40.9 million in 2005. We anticipate opening the Arizona hospital in the third quarter of 2005 and the Louisiana hospital in the second quarter of 2006. We expect to fund these expenditures through cash provided by operating activities and borrowings under our senior bank credit facility.

      Our management anticipates that cash flows from operations, amounts available under our senior bank credit facility, and our anticipated access to capital markets are sufficient to meet expected liquidity needs, planned capital expenditures and other expected operating needs for the next twelve months.

      The following tables reflect a summary of our obligations and commitments outstanding as of December 31, 2004.

                                                               PAYMENTS DUE BY PERIOD
                                              -----------------------------------------------------------
                                              LESS THAN 1
                                                 YEAR      1-2 YEARS    3-4 YEARS    THEREAFTER     TOTAL
                                              -----------  ---------    ---------    ----------     -----
                                                                    (IN THOUSANDS)
CONTRACTUAL CASH OBLIGATIONS:
Long-term debt                                 $ 75,970     $ 55,000     $172,500     $198,337     $501,807
Capital lease obligations, with interest            479          940          892        2,311        4,622
Operating leases                                  7,609       12,127        7,693       15,538       42,967
                                               --------     --------     --------     --------     --------
   Subtotal                                    $ 84,058     $ 68,067     $181,085     $216,186     $549,396

                                                       AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                              -------------------------------------------------------------
                                              LESS THAN 1
                                                 YEAR       1-2 YEARS   3-4 YEARS    THEREAFTER      TOTAL
                                              -----------   ---------   ---------    ----------     -------
                                                                      (IN THOUSANDS)
OTHER COMMITMENTS:
Letters of credit                              $     --     $  8,277     $     --     $     --     $  8,277
Construction and improvement commitments         69,643       12,394           --           --       82,037
Physician commitments(1)                         15,982        5,607        1,306           --       22,895
                                               --------     --------     --------     --------     --------
   Subtotal                                    $ 85,625     $ 26,278     $  1,306     $     --     $113,209
                                               --------     --------     --------     --------     --------
   Total obligations and commitments           $169,683     $ 94,345     $182,391     $216,186     $662,605
                                               --------     --------     --------     --------     --------

------------

(1) Represents the aggregate of our contractual obligations for advances to physicians as reflected in physician recruiting agreements. Amounts shown are calculated based on the full extent of the obligation set forth in the agreements, although the actual amount of such advances often depends on the financial performance of the physician's practice during the first year after relocating to the community and whether the physician remains in the community. In most cases, the amounts advanced under the agreements are significantly less than the contractual commitment.

CRITICAL ACCOUNTING POLICIES

      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates, and different assumptions or conditions may yield different estimates. The following represent the estimates that we consider most critical to our operating performance and involve the most complex assumptions and assessments.

Allowance for Doubtful Accounts

      Substantially all of our accounts receivable are related to providing healthcare services to our hospitals' patients. Our ability to collect outstanding receivables from third-party payors and others is critical to our operating performance and cash flows. The primary collection risk lies with uninsured patient accounts or patient accounts for which a balance remains after primary insurance has paid. Insurance coverage is verified prior to treatment for all procedures scheduled in advance and walk-in patients. Insurance coverage is not verified in advance of procedures for emergency room patients. Deductibles and co-payments are generally determined prior to the patient's discharge with emphasis on collection efforts before discharge. Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged. Our standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off. For hospitals that we have owned in excess of one year, our policy with respect to estimating our allowance for doubtful accounts is to reserve 50% of all self-pay accounts receivable aged between 121 and 150 days and 100% of all self-pay accounts that have aged greater than 150 days. For hospitals that the Company has owned less than one year, the Company estimates the allowance for doubtful accounts by applying a hospital-specific reserve percentage for each self-pay and non self-pay aging category, beginning with the 0-30 day aging category, with all self-pay and non-self pay accounts fully reserved at 150 days. Accordingly, substantially all of our bad debt expense is related to uninsured patient accounts and patient accounts for which a balance remains after primary insurance has paid. We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts. In addition, we perform hindsight procedures on historical collection and write-off experience to determine the reasonableness of our policy for estimating the allowance for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

      In general, the standard collection cycle at our hospitals is as follows:

- Upfront cash collection of deductibles, co-payments, and self-pay accounts.

- From the time the account is billed until the period 120 days after the billing, internal business office collections and early out program collections are performed.

- From the time the account is 121 days after billing until the period one year after billing, uncollected accounts are turned over to one of two primary collection agencies utilized by our company.

- One year following the date of billing, any uncollected accounts are written off and the accounts are turned over to our secondary collection agency.

      The following table summarizes our days revenue outstanding on a same-store basis as of the dates indicated:

DECEMBER 31, 2004        DECEMBER 31, 2003         DECEMBER 31, 2002
-----------------        -----------------         -----------------
      54                         54                       62

      Our target for days revenue outstanding ranges from 53 to 58 days.

      Uncollected accounts are manually written off: (a) if the balance is less than $10.00, (b) when turned over to an outside secondary collection agency at 365 days, or (c) earlier than 365 days if all collection efforts indicate an account is uncollectible. Once accounts have been written off, they are not included in our gross accounts receivable or allowance for doubtful accounts.

      The approximate percentage of total gross accounts receivable summarized by aging categories is as follows:

                     DECEMBER 31, 2004    DECEMBER 31, 2003   DECEMBER 31, 2002
                     -----------------    -----------------   -----------------
0 to 60 days                59.8%                57.7%               52.9%
61 to 150 days              18.7                 17.2                17.3
Over 150 days               21.5                 25.1                29.8
                           -----                -----               -----
Total                      100.0%               100.0%              100.0%
                           =====                =====               =====

   The approximate percentage of total gross accounts receivable summarized by payor is as follows:

                         DECEMBER 31, 2004    DECEMBER 31, 2003   DECEMBER 31, 2002
                         -----------------    -----------------   -----------------
Medicare                        24.5%                25.5%               23.3%
Medicaid                        11.1                 11.6                12.5
Managed Care and Other          30.1                 25.4                26.2
Self-Pay                        34.3                 37.5                38.0
                               -----                -----               -----
Total                          100.0%               100.0%              100.0%
                               =====                =====               =====

      We owned or leased three hospitals in Texas, which accounted for 16.1% and 16.6% of net accounts receivable in 2004 and 2003, respectively. We owned or leased four hospitals in Louisiana, which accounted for 9.5% and 13.2% of net accounts receivable in 2004 and 2003, respectively. We owned or leased two hospitals in New Mexico, one of which was acquired in 2004, which accounted for 16.2% and 3.6% of net accounts receivable in 2004 and 2003, respectively.

      Same-store upfront cash collections for the year ended December 31, 2004 were approximately $13.5 million compared to $11.5 million and $8.1 million for the years ended December 31, 2003 and 2002, respectively.

Allowance for Contractual Discounts

      We derive a significant portion of our revenues from Medicare, Medicaid and other payors that receive discounts from our standard charges. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are often complex and subject to interpretation and adjustment. In addition, the services authorized and provided and resulting reimbursement, are often subject to interpretation. These interpretations sometimes result in payments that differ from our estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating our continual review and assessment of the estimation process. Our hospitals' computerized billing systems do not automatically calculate and record contractual allowances. Rather, we utilize an internally developed contractual model to estimate the allowance for contractual discounts on a payor - specific basis, given our interpretation of the applicable regulations or contract terms. Our contractual model for Medicare and Medicaid inpatient services utilizes the application of actual diagnosis related group ("DRG") data to individual patient accounts to calculate contractual allowances. For all inpatient and outpatient non-Medicare and non-Medicaid services, our contractual model utilizes six month historical paid claims data by payor for such services to calculate the contractual allowances. Differences between the contractual allowances estimated by our contractual model and actual paid claims are adjusted when the individual claims are paid. Our contractual model is updated each quarter. In addition to the contractual allowances estimated and recorded by our contractual model, we also record an allowance equal to 100% of all Medicare, Medicaid, and other insurance payors accounts receivable that are aged greater than 365 days.

General and Professional Liability Reserves

      We purchased a professional liability claims-made reporting policy effective January 1, 2004. This coverage is subject to a $5.0 million self-insured retention per occurrence for general and professional liability and provides coverage up to $50.0 million for claims incurred during the annual policy term. This retention amount increases our exposure for claims occurring prior to December 31, 2002, and reported on or after January 1, 2004, due to the increased retention amount as compared to prior years. In 2002, our company had a claims-made reporting policy subject to a $750,000 deductible and a $2.0 million self-insured retention per occurrence, providing coverage up to $51.0 million for claims incurred during the annual policy term in 2002. In 2001, we maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. We purchased a tail policy that provides an unlimited claim reporting period for our professional liability for claims incurred in 2000 and prior years. We estimate our self-insured retention portion of the malpractice risks using an outside actuary which uses historical claims data, demographic factors, severity factors and other actuarial assumptions. The estimated accrual for malpractice claims could be significantly affected should current and future occurrences differ from historical claims trends. The estimation process is also complicated by the relatively short period of time in which we have owned some of our healthcare facilities, as occurrence data under previous ownership may not necessarily reflect occurrence data under our ownership. While management monitors current claims closely and considers outcomes when estimating our insurance accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in the estimates. We maintain a reserve to cover both reported claims and claims that have been incurred but not yet reported within our self-insured retention.

Workers' Compensation Reserves

      Workers' compensation claims are insured with a deductible with stop loss limits of $100,000 per accident and a $1.9 million and $2.2 million minimum cap on total losses for the 1999 and 2000 years, respectively, and $250,000 per accident and a $6.6 million and $3.0 million minimum cap on total losses for the 2002 and 2001 years, respectively. We increased our deductible loss amount to $500,000 per accident effective January 1, 2003. The minimum cap for total 2003 losses is $12.0 million. The minimum cap for total 2004 losses is $12.1 million. In 2002 and 2003 our arrangement with the insurance provider allows us to prepay the expected amounts of annual workers' compensation claims, which is based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by us to the actual amount paid by the claims processor. This comparison ultimately will result in a receivable from or a payable to the claims processor. For 2004, we elected not to prepay our expected workers' compensation losses. We estimate our deductible portion of the workers' compensation risk using an outside actuary which uses historical claims data, demographic factors, severity factors and other actuarial assumptions. The estimated accrual for workers' compensation claims could be significantly affected should current and future occurrences differ from historical claims trends. The estimation process also is complicated by the relatively short period of time in which we have owned some of our healthcare facilities, as occurrence data under previous ownership may not necessarily reflect occurrence data under our ownership. While management monitors current claims closely and considers outcomes when estimating our insurance accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in the estimates. We maintain a reserve to cover both reported claims and claims that have been incurred but not yet reported within our deductible levels.

      We are fully insured in the commercial marketplace for workers' compensation claims prior to January 1, 1999. We utilize loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 and subsequent years. Our accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

Goodwill and Long-Lived Assets, Including Impairment

      Our consolidated financial statements primarily include the following types of long-lived assets: property and equipment, goodwill and other intangible assets. Property and equipment purchased in the normal course of business are recorded at the cost of the purchase and a useful life is assigned based upon the nature of the asset in comparison to our policy. We also, in connection with our acquisition of businesses, acquire property and equipment, goodwill and other intangible assets. We use outside firms to perform a valuation of these acquired assets for the purpose of allocating the purchase price of the acquisition. As a result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), we have obtained valuation reports to identify property and equipment, as well as any intangible assets purchased in our acquisitions. Based on the valuation reports completed to date, the only identifiable intangible assets valued have been non-compete agreements and licenses and accreditations, which have had minimal associated value; the remainder was goodwill. In accordance with SFAS No. 142, goodwill resulting from acquisitions after June 30, 2001 has not been amortized.

      Impairment of goodwill is governed by SFAS No. 142. In accordance with the adoption of SFAS No. 142, we completed our annual impairment test as of October 1, 2004. The results of our 2004 review indicated no impairment of our long-lived assets. Our annual impairment test is based upon a combination of market capitalization and a projected run-rate for income from continuing operations before provision for income taxes, depreciation and amortization, interest, minority interests, loss on sale of assets and loss on extinguishment of debt (adjusted for a multiple of earnings) for the consolidated company.

      Impairment of long-lived assets other than goodwill is governed by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We adopted this statement effective January 1, 2002. In accordance with the standard, in connection with the sale of Glades General Hospital, which was effective April 30, 2004, the Company recorded an after tax impairment charge of $9.0 million related to the write-off of goodwill associated with the hospital, the write-off of the net book value of physician recruiting costs and the write down of other assets of the hospital to their net realizable value, less costs to sell.

INFLATION

      The healthcare industry is labor intensive. Wages and other expenses increase, especially during periods of inflation and labor shortages. In addition, suppliers pass along to us rising costs in the form of higher prices. We generally have been able to offset increases in operating costs by increasing charges for services, expanding services, and implementing cost control measures to curb increases in operating costs and expenses. In light of cost containment measures imposed by government agencies and private insurance companies, we do not know whether we will be able to offset or control future cost increases, or be able to pass on the increased costs associated with providing healthcare services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates.